Confidential Execution Version	Exhibit 10.3
Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.
VectivBio Equity Incentive Plan 20191
Plan Regulations
enacted pursuant to the Board resolution of November 23, 2019
1.    Definitions
In this Plan, the below mentioned terms shall have the following meaning:

Affiliate	shall mean VectivBio or any Subsidiary at the relevant time.

Articles of Association	shall mean the articles of association of VectivBio, as amended from time to time.

Award	shall mean an Option or RSU, as applicable.

Award Agreement	shall mean an Option Agreement or RSU Agreement, as applicable.

Black-out Period	shall mean the period during which trading in VectivBio securities is prohibited as described in the policy of VectivBio governing the trading in its securities, as amended from time to time, as well as any other period during which trading is prohibited by law or stock exchange regulations or VectivBio's trading policies.

Board	shall mean the board of directors of VectivBio.

Cause
shall mean with respect to the Participant, a valid reason (wichtiger Grund) as defined in art. 337 CO, including but not limited to the Participant's commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of Switzerland or any other applicable law. Any determination by VectivBio that the Continuous Service of the Participant was terminated for Cause or without Cause for the purposes of outstanding Awards held by such Participant shall not be determined by, and shall not be prejudicial or effective regarding, any determination of the rights or obligations of any Affiliate or the Participant for any other purpose.

CC	shall mean the compensation committee that may be appointed by the Board from time to time.

CEO	shall mean the chief executive officer of the VectivBio group.

1 All references to the masculine apply to both the masculine and feminine, as the case may be.

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Change of Control
shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)there is a merger, consolidation or similar transaction involving (directly or indirectly) VectivBio and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of VectivBio immediately prior thereto will not own, directly or indirectly, substantially in the same proportions as immediately prior to such transaction, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction; or
(ii)    there is a sale, lease, exclusive license or other disposition of all or a major part of the consolidated assets of VectivBio and its Subsidiaries (including by way of a carve-out or spin-off of parts of the business of VectivBio and its Subsidiaries accounting for a major part of the consolidated assets of VectivBio) to a person or to an Entity of which VectivBio, or the shareholders of VectivBio immediately prior thereto, directly or indirectly, own or control less than fifty percent (50%) of the combined voting power of all outstanding voting securities; or
(iii)    following a Listing, a public takeover offer is made to generally all holders of Shares (excluding only the offeror and any persons acting in concert with such offeror, VectivBio or holders of Shares to whom such takeover offer is not available due to applicable legislation such as foreign securities laws), and such takeover offer having become or been declared unconditional in all respects (or any such corresponding concept under applicable law), and, following the closing of such takeover offer, the right to cast more than fifty percent (50%) of all the voting rights (whether exercisable or not) of VectivBio would be vested in the offeror and | or any persons acting in concert with the offeror.

CO	shall mean the Swiss Code of Obligations, as amended from time to time.

COC Price	shall mean in the context of a Change of Control the price per Share or Award, as the case may be, subject to deductions for taxes, social security and pension contributions (if any) to be withheld, which shall be the same price (including contingent compensation if and when due) and payable at the same terms as is offered and paid in the Change of Control transaction for Shares, or in case of classes of shares, for shares of such class of shares as held (or would be held in case of the exercise of an Option or vesting of an RSU) by the Participant, and in the case of Options, minus the Exercise Price.

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COC Vested Options	shall have the meaning assigned to it in Article 15.

COC Vested RSU	shall have the meaning assigned to it in Article 15.

Consultant	shall mean any person, including an advisor, who is (i) engaged by an Affiliate to render consulting or advisory services or is serving as a member of the board of directors of an Affiliate (other than as a member of the Board) and (ii) is compensated for such services.

Continuous Service	shall mean that the Participant's service with any Affiliate as Employee, Consultant or Director is not interrupted or terminated. A change in the Affiliate for which the Participant renders service as Employee, Consultant or Director, provided that there is no interruption or termination of the Participant's service for the VectivBio group, shall not terminate a Participant's Continuous Service; provided, however, that if the Entity for which the Participant is rendering service ceases to qualify as an Affiliate (other than as a result of a Change of Control transaction), as determined by the Board in its sole discretion, the Participant's Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board may determine whether Continuous Service shall be considered interrupted in the case of any approved leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting of Awards only to such extent as may be provided in VectivBio's leave of absence policy or in the written terms of the Participant's leave of absence agreement.

Date of Notice	shall mean, in the case of a Participant resigning, the date on which the relevant Affiliate receives the notice of termination by the Participant or, in the case of an Affiliate terminating the employment, consulting or directorship relationship, the date on which the relevant Affiliate gives notice of termination to the Participant.

Date of Termination	shall mean the effective date of termination of employment or the consulting relationship on which a Participant's notice period expires, or the last day of the directorship. If the employment or consulting relationship ends without a notice period (including, but not limited to, a termination as a result of death, Disability, retirement or mutual agreement), "Date of Termination" shall mean the day on which the employment or consulting relationship ends.

Director	shall mean an elected member of the Board.

Disability	shall mean the inability of a Participant to engage in any substantial gainful activity in the VectivBio group by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board in consideration of applicable Swiss rules regarding "permanent and total disability" and | or such medical evidence as the Board deems warranted under the circumstances.

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Employee	shall mean any person employed by an Affiliate.

Entity	shall mean a corporation, partnership, limited liability company or other entity.

Escrow Amount	shall have the meaning assigned to it in Article 15.

Exercise Period	shall mean the time period which starts on the Vesting Date and expires on the tenth anniversary of the Grant Date, irrespective of the Vesting Date.

Exercise Price	shall mean the price for the purchase of a Share upon exercise of an Option (strike price), as set out in the Option Agreement.

Exercise Window	shall mean the full months of January, March, July and September of each year and any other time period as determined by the CC, provided that any Exercise Window shall be within the Exercise Period.

Fair Market Value
shall mean, as of any date, the intrinsic value of an Award (being the value of a Share (or, following a Listing, on the basis of the closing price published for a Share on the day prior to such determination) minus, in the case of an Option, the Exercise Price) as reasonably determined by the Board, in each case taking into account the fact that the unvested Awards are subject to vesting conditions.

Grant Date	shall mean the date on which an Award is granted, as set out in the Award Agreement.

Listing, Listed	shall mean the listing or registration of Shares and | or other securities of VectivBio on the SIX Swiss Exchange, Nasdaq Global Market or any other recognized and regulated stock exchange.

Net-settled Shares	shall have the meaning assigned to it in Article 12.

Net-settlement Amount	shall have the meaning assigned to it in Article 12.

Option	shall mean the right to purchase one Share at a determined Exercise Price during the Exercise Windows (as applicable) and Exercise Period.

Option Agreement	shall have the meaning assigned to it in Article 7.

Option Exercise Notice	shall have the meaning assigned to it in Article 12.

Out-of-the-Money Option	shall mean an Option with an Exercise Price higher than the market price of a Share on the SIX Swiss Exchange, Nasdaq Global Market or any other recognized and regulated stock exchange on which the Shares have been listed upon application by VectivBio at the relevant time.

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Participant	shall mean an eligible Employee, Consultant or Director of VectivBio or any of its Affiliates who has been granted and accepted an offer of Awards according to this Plan and the Award Agreement.

Plan	shall mean this equity incentive plan including, where the context so implies, the Award Agreement.

Plan Administrator	shall mean a third-party provider appointed by the Plan Committee to furnish administrative and transactional (e.g. exersale) services in connection with this Plan.

Plan Committee	shall mean a committee of one or more persons (who need not be members of the Board) appointed by the Board to administer this Plan.

Reference Price	shall have the meaning assigned to it in Article 12.

RSU	shall mean a restricted share unit which will be granted instead of a Share and converted into one Share upon vesting of the RSU, subject to the terms and conditions of this Plan and the RSU Agreement.

RSU Agreement	shall have the meaning assigned to it in Article 7.

Share	shall mean a fully paid in ordinary registered share in VectivBio, subject to the terms of the Articles of Association in effect from time to time.

Shareholders Agreement	shall mean the shareholders agreement by and among all shareholders of VectivBio dated as of June 28, 2019 (as may be amended from time to time).

Subsidiary	shall mean with respect to VectivBio, (i) any corporation or limited liability company of which more than fifty percent (50%) of the outstanding capital stock having voting power to elect a majority of the board of directors of such corporation or limited liability company (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by VectivBio, and (ii) any partnership in which VectivBio has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%). As of the date hereof, the term Subsidiary includes VectivBio AG, Switzerland, and GlyPharma Therapeutic Inc., Canada.

VectivBio or Company	shall mean VectivBio Holding AG, a corporation incorporated under the laws of Switzerland, with its registered office in Basel, Switzerland, and registered with the commercial register of the Canton of Basel-Stadt under the company identification number CHE-289.024.902, or any successor company replacing VectivBio Holding AG as (listed) group holding company.

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Termination of Continuous Service	shall mean termination of the Continuous Service by the relevant Affiliate or the Participant for any reason (including Cause, retirement, Disability, death or mutual agreement).

Vesting Commencement Date	shall mean the date on which the Vesting Period starts to run.

Vesting Date	shall mean the date on which an Award vests pursuant to Articles 9, 13 or 15, as applicable.

Vesting Period	shall mean the limited and specified time period from the Vesting Commencement Date until the Vesting Date.
2.    Purpose
The purpose of this Plan is to attract, retain and motivate our Directors, executives, Employees and Consultants, to provide additional incentives to the Participants, and to promote the long-term success of the VectivBio group.
This Plan shall give the Participants an interest in VectivBio's share capital in order to motivate and reinforce the commitment of the Participants to the VectivBio group to contribute to the potential value creation and success of the VectivBio group through their work and achievement of corporate and individual goals. Such interest will provide the Participants with a stake in the future potential value creation of VectivBio and align the focus of the VectivBio team with that of its shareholders.
3.    Plan Governance and Administration
The Board shall administer this Plan unless and until the Board delegates the administration of this Plan to the Plan Committee. Whenever this Plan refers to the Board, it is understood that the Board may delegate its power or tasks under this Plan to the CC, subject to any restrictions under applicable law and the Articles of Association, and to the extent of such delegation, any reference to the 'Board' in this Plan shall mean the CC.
The Board shall appoint the Plan Committee (currently the CEO, except with respect to grants to the CEO and to Directors, for which the CC shall be the Plan Committee). The Plan Committee shall execute and administer this Plan and shall have the final and binding authority to determine any other matter that is necessary or desirable for, or incidental to the administration of, this Plan (subject to the terms of this Plan), including the construction and interpretation of the Plan and the establishment and amendment of rules and regulations for its administration. The Plan Committee may appoint a Plan Administrator who is responsible for receiving and executing

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Option Exercise Notices and performing other administrative tasks delegated to the Plan Administrator by the Plan Committee.
The Plan Administrator will receive personal data including data relating to the employment, consulting or directorship relationship of the Participant from either an Affiliate or the Participant directly for processing it for administrative and transactional services in connection with this Plan, including any amendments of such data. The Participant agrees and authorizes any Affiliate, the Board, the Plan Committee and the Plan Administrator (i) to access, store or otherwise process any personal data and information relating to the Participant; and (ii) to transfer, on a confidential basis, such personal data and information to any other Affiliate, the Board, the Plan Committee or the Plan Administrator and | or any person or third party authorized by the relevant Affiliate and | or the Board, the Plan Committee or the Plan Administrator, wherever located, and to this end being transmitted across national borders, for storage and processing to the extent necessary or useful for the implementation and processing of all administrative and transactional processing services related to the Plan and any Award.
4.    Shares Subject to the Plan
The Shares subject to this Plan shall be made available in the form of conditional capital in accordance with the Articles of Association or be procured in another way, including from other forms of capital increases, from Shares acquired in the market or from third parties, or from Shares held in treasury. In its sole discretion, VectivBio or any of its Subsidiaries or any person appointed by any of them may, in its own name or in the name of a Participant and on behalf of a Participant subscribe to Shares, pay in the issue price and do any other action to create the Shares or direct the Participant to do so.
VectivBio shall not be required to segregate any cash or any Shares underlying the Awards, and the Plan shall constitute an unfunded plan.
Any obligation to deliver Shares under this Plan is only specifically enforceable if and when the relevant Shares are available to VectivBio (other than by potential Share acquisitions) or can be issued without further shareholder approval.
5.    Eligible Participants and Granting of Awards
The Board or the Plan Committee, if delegated to it, shall have full authority (subject to the provisions of this Plan and the Articles of Association) to determine, in its sole discretion, the eligible Employees, Consultants or Directors who may receive Options and | or RSU, and the number and terms of the Options and | or RSU to be granted to those individuals.
The grant of Awards is wholly discretionary. Any value, income or other benefit derived from any Award is not to be considered part of the Participant's salary or compensation for the purposes of calculating any severance, resignation, termination, redundancy or other end of service or employment payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payment, benefits or rights of any kind.
Subject to the terms and conditions of this Plan, the Award Agreement and the Articles of Association, each Option shall give the Participant the right to purchase one Share at the Exercise

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Price during the Exercise Windows (as applicable) and Exercise Period, and each RSU shall give the Participant the right to receive one Share.
The Awards shall provide no shareholder rights to their holder. Only upon exercise of an Option, full payment of the Exercise Price and delivery of the Shares in the case of an Option, or delivery of Shares upon vesting of the RSU in the case of an RSU, and, in each case, filing and acceptance of an application for registration in the share register, the holder will be entered in the share register of VectivBio.
6.    Price of Awards
Unless otherwise determined by the Board, the Awards shall be granted free of charge.
7.    Award Agreement
With respect to any Option award, the Participant and the relevant Affiliate shall enter into an option agreement (Option Agreement), which shall set forth (i) the Grant Date, (ii) the number of granted Options, (iii) the Vesting Commencement Date, the Vesting Period and the vesting conditions, (iv) the Exercise Price, and (v) the Exercise Period, and shall include the provisions of this Plan by reference.
With respect to any RSU award, the Participant and the relevant Affiliate shall enter into an RSU agreement (RSU Agreement), which shall set forth (i) the Grant Date, (ii) the number of granted RSU, and (iii) the Vesting Commencement Date, the Vesting Period and the vesting conditions, and shall include the provisions of this Plan by reference.
Any grant of Awards is subject to the terms of this Plan and the Award Agreement. In case of conflicts between the terms of the Plan and an Award Agreement, the provisions of such Award Agreement shall prevail, safe for the terms and conditions pursuant to Article 17.
8.    Transferability of Awards and Depository Account; Adherence to the Shareholders Agreement
Each Award shall be granted to the Participant personally. A Participant may not sell, pledge, assign, transfer or otherwise dispose of, any vested or unvested Award and any rights under the Award Agreement, and may not enter into any type of hedging transactions with respect to an unvested Award, in each case unless specifically permitted under the Plan and except by means of a will or in accordance with the provisions of inheritance law. The relevant Affiliate granting the Awards may at any time assign and transfer some or all of the Awards, the Award Agreement and the rights and obligations thereunder to another Affiliate or a separated Entity (without a Change of Control).
The Plan Committee may determine that any Award must be held in a restricted depository account as designated by the Plan Committee.
Any Shares delivered upon the exercise of any Option or the vesting of an RSU shall be subject to the terms and conditions of the Shareholders Agreement (as long as applicable), and by entering into the Award Agreement, the Participant agrees to adhere to the Shareholders

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Agreement (as long as applicable) as from the delivery of the Shares. In addition, the Participant agrees to sign an accession declaration to the Shareholders Agreement if so requested by VectivBio.
9.    Vesting
The Awards shall vest as set forth in the Award Agreement. During the Vesting Period, the Awards are unvested, and Options may not be exercised. Unvested Awards are subject to forfeiture pursuant to the terms of this Plan and vest at the end of the Vesting Period or as otherwise set forth in this Plan.
Upon vesting, each RSU shall be converted into one Share. The Plan Committee may at any time and in its sole discretion decide that some or all of the vesting RSU shall be settled in cash.
10.    Exercise Price for Options
Unless otherwise determined by the Board, the Exercise Price shall be CHF 0.01.
11.    Exercise Windows and Exercise Period for Options
As long as the Company is not Listed, vested Options may only be exercised during the Exercise Windows or on the last day of the Exercise Period, subject to other limitations set forth herein or which may be determined by the Board or the Plan Committee, as the case may be, from time to time.
As of Listing, vested Options may be exercised at any time during the Exercise Period, excluding during Black-out Periods and subject to other limitations set forth herein or which may be determined by the Board or the Plan Committee, as the case may be, from time to time.
Options that have not been validly exercised within the Exercise Period shall lapse and be deemed forfeited, without any compensation.
12.    Modalities of Exercising the Options
In order to exercise an Option, the Participant (or his | her legal successor(s), as the case may be) must deliver to the Plan Administrator a notice of exercise in the form and with the content as prescribed by the Plan Committee or the Plan Administrator (Option Exercise Notice) at the latest on the last day of the Exercise Period. A Participant may exercise all or only parts of the Options granted to him.
The Participant shall pay the Exercise Price within fifteen (15) calendar days from the exercise date into the bank account designated by the Plan Administrator. No Shares will be delivered until (i) the payment in full of the Exercise Price has been received by VectivBio on the designated bank account and (ii) the Participant has provided the funds to VectivBio or its relevant Affiliate or VectivBio or its relevant Affiliate has successfully applied one or more of the means referred to in Article 20 paragraph 3, in each case as required pursuant to Article 20. If the Participant fails to pay the Exercise Price when due, the respective Options shall lapse and be deemed forfeited, without any compensation.

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As of Listing, if the last day of the Exercise Period falls within a Black-out Period and unless the Participant has given, outside a Black-out Period, the instruction to the Plan Administrator not to exercise, all exercisable Options shall automatically be exercised and hereby be deemed exercised and may be exercised by the Company on behalf of the Participant over the last three trading days prior to the expiry of the Options, provided that the Options are in the money on the respective trading days. Irrespective of the foregoing, if the Board or the Plan Committee so requests, the Participant will have to sign an Option Exercise Notice within the period demanded by the Board or the Plan Committee (which can end after the lapse of the Exercise Period, which would be deemed extended accordingly).
As of Listing, in alternative to settling an Option by delivering one Share per Option against payment of the Exercise Price, the Board may at any time determine that Options which are exercised shall be "net settled". If so determined by the Board, the Participant shall be entitled to receive a number of Shares (such Shares, the Net-settled Shares) to be computed by dividing the Net-settlement Amount by the Reference Price, at the Board's sole discretion either to be rounded up to a full number of Shares or any fraction to be compensated in cash (based on the Reference Price). For purposes of this Article 12, Reference Price shall mean the market price of a Share on the SIX Swiss Exchange, Nasdaq Global Market or such other stock exchange on which the Shares will first be listed (closing price) as of the day of exercise of the relevant Options, and Net-settlement Amount shall mean the product of (i) the difference between the Reference Price and the Exercise Price of the Options that are exercised, and (ii) the number of Options that are exercised, as calculated by the Plan Administrator. In case of net-settlement, the Participant shall not be obliged to pay the Exercise Price upon exercise of the Options, and VectivBio or the relevant Affiliate shall procure that the nominal value of the Shares to be newly issued as a result of the exercise of the Options (if any) be paid by or on behalf of the Participant.
The Board or the Plan Committee, as the case may be, may at its discretion instruct the Plan Administrator to allow a Participant the cashless exercise (exersale) of Options, in which case a Participant shall receive a cash amount equivalent to either (i) the difference between the net proceeds from the sale of all Shares underlying the Options and the Exercise Price, or such number of Shares underlying the Options that remain after coverage of the Exercise Price of the Options by the sale of underlying Shares, or (ii), in case of net-settlement as determined by the Board, the net proceeds from the sale of the Net-settled Shares, in each case less applicable deductions made in accordance with Article 20. In addition or alternatively, the Plan Administrator may be instructed by the Board or the Plan Committee to allow other mechanics, such as a sale-to-cover, i.e. the sale of such number of Shares as needed to cover the Exercise Price plus tax and social security amounts and to deliver the other Shares to the Participant. The sale of the Shares or Net-settled Shares, as applicable, received upon exercise of Options may be subject to the limitations of the applicable securities law provisions, the provisions of the policy of VectivBio governing the trading in its securities, the Shareholders Agreement and | or any other limitations determined by the Board from time to time. In any case, even if the sale is postponed for such reason, the sale proceeds will, for purposes of this paragraph, be the actual net proceeds of the sale of the relevant Shares or Net-settled Shares, as applicable, at such later point in time.
13.    Termination, Retirement, Death, Disability
a)    Termination of Continuous Service (other than in case of a Change of Control, retirement, Disability or death) while Awards are outstanding:

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(i)    Other than in connection with Cause: Awards that have vested by or on the Date of Termination can be kept by the Participant, and such Options must be exercised within a period of three (3) months (commencing with the Date of Termination), but in no event shall the Options be exercisable at any time after the expiry of the Exercise Period pursuant to Article 11. This three (3) months' exercise period shall be suspended for as long as VectivBio is not Listed and while a Black-out Period restricts the Participant from exercising the Options, provided that in no event shall the Options be exercisable at any time after the expiry of the Exercise Period pursuant to Article 11. Article 12 para. 3 shall remain applicable. Awards that have not vested on the Date of Termination shall be deemed forfeited, without any compensation.
(ii)    In connection with Cause: Irrespective of whether the termination is initiated by an Affiliate or by the Participant, all Options, regardless of whether vested or not, and all unvested RSU shall be deemed forfeited, as of the Date of Notice, without any compensation.
b)    Retirement: If the Participant's Continuous Service ceases due to retirement at or after the attainment of retirement age pursuant to the law or to a retirement plan or to a retirement agreement with an Affiliate while Options are outstanding, the Participant shall have the right to exercise the Options vested by or on the Date of Termination within a period of twelve (12) months following the Vesting Date. Such period shall be suspended for as long as VectivBio is not Listed, but in no event shall the Options be exercisable at any time after the expiry of the Exercise Period pursuant to Article 11. Article 12 para. 3 shall remain applicable. The Participant may keep any RSU vested by or on the Date of Termination. Awards that have not vested by or on the Date of Termination shall be deemed forfeited, without any compensation.
c)    Disability: If the Participant's Continuous Service ceases by reason of Disability while Awards are outstanding, then VectivBio shall have the right (but no obligation) to purchase all or parts of the unvested Awards within ninety (90) days following the Date of Termination at Fair Market Value. If VectivBio does not exercise its purchase right within this period, any unvested Awards shall vest three months after the Date of Termination. The Participant shall have the right to exercise all vested Options within a period of twelve (12) months following the Vesting Date. Such period shall be suspended for as long as VectivBio is not Listed, but in no event shall the Options be exercisable at any time after the expiry of the Exercise Period pursuant to Article 11. Article 12 para. 3 shall remain applicable.
d)    Death: If the Participant dies while Awards are outstanding, then VectivBio shall have the right (but no obligation) to purchase from the personal representative of the Participant's estate or the person or persons to whom the Awards are transferred pursuant to the Participant's will or in accordance with inheritance law all or parts of the unvested Awards within ninety (90) days following the date of death at Fair Market Value. If VectivBio does not exercise its purchase right within this period, any unvested Awards shall vest immediately as of the date following ninety (90) days after the date of death, and the personal representative of the Participant's estate or the person or persons to whom the Options are transferred pursuant to the Participant's will or in accordance with inheritance law shall have the right to exercise the Options within a period of twelve (12) months

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following the date of the death of the Participant. Such period shall be suspended for as long as VectivBio is not Listed, but in no event shall the Options be exercisable at any time after the expiry of the Exercise Period pursuant to Article 11. Article 12 para. 3 shall remain applicable.
In the case of special circumstances and to the extent permissible under applicable law, the Board or Plan Committee, as applicable, may decide exceptions to these rules and may exercise discretion as to final disposition of vesting and exercisability if such exceptions and exercise of discretion are to the benefit of the Participant.
14.    Transfer | Leave of Absence
A transfer of a Participant from one to another Affiliate, and a temporary leave of absence, duly authorized in writing by the relevant Affiliate, for military service, sickness or for another purpose approved by the Plan Committee, provided the Participant's right to reemployment or continued services is guaranteed either by a statute or by agreement, shall not be deemed a Termination of Continuous Service. However, if employment or the consulting relationship is terminated prior to the reemployment or rehire of the Participant, then Article 13 shall apply.
15.    Change of Control
In case of the occurrence of a Change of Control, all Awards that would be unvested at the effective date of the Change of Control held by a Participant shall vest in full (such Options that vest only because of the Change of Control, the COC Vested Options, and such RSU that vest only because of the Change of Control, the COC Vested RSU) prior to the effective date of the Change of Control, at such specific date and time as shall be designated by the Board in order to enable the following actions.
Subject to the Shareholders Agreement (if relevant), the Participant shall have the right, and, if so demanded by the Board, the obligation to, and the Board shall use reasonable efforts to procure that the Participant is enabled, at the election of the Board, to either:
(a)    exercise all of his vested Options (including the COC Vested Options) immediately prior to the effective date of the Change of Control (with such lead time as is necessary to allow the Participant to sell the Shares underlying the Options into the Change of Control transaction, and regardless of any Exercise Windows) and to sell all of his Shares to the acquiror | offeror on the effective date of the Change of Control at the COC Price; or
(b)    sell all of his vested Options (including the COC Vested Options) to the acquiror | offeror on the effective date of the Change of Control at the COC Price; and | or
(c)    sell all of his Shares resulting from the vesting of the COC Vested RSU to the acquiror | offeror on the effective date of the Change of Control at the COC Price.
If and to the extent in case of the occurrence of a Change of Control the Company cannot, for whatever reason, issue or deliver Shares to the Participant upon exercise of vested Options (including COC Vested Options) or vesting of RSU (including COC Vested RSU), then the Participant shall be entitled to receive the COC Price for each such Award that cannot be settled

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in the form of a Share, provided that (i) the Participant will in such case be deemed to have agreed that the payment of the COC Price is made in full and final settlement of any right (if any) of the Participant to receive such Share and (ii) if and to the extent paragraph 5 of this Article applies, the COC Price to be paid shall be held in escrow in accordance with paragraphs 5 and 6 of this Article.
Notwithstanding anything to the contrary herein, upon occurrence of a Change of Control and if the Participant did not elect to sell his Shares or vested Options, as the case may be, into the Change of Control transaction, VectivBio shall have the unconditional right to call the exercise (regardless of any Exercise Windows) of all vested but unexercised portions of the vested Options (including the COC Vested Options) and | or to purchase (or cause an Affiliate or third party to purchase), at the sole discretion of VectivBio, all of the Participant's vested Options (including the COC Vested Options) and | or Shares the Participant acquired pursuant to Article 15 para. (a) or (c) at the COC Price.
The aggregate proceeds paid at closing of a Change of Control transaction for COC Vested Options or for Shares acquired upon exercise of COC Vested Options or upon vesting of COC Vested RSU, as the case may be, shall be held in escrow with an escrow agent designated by VectivBio (the Escrow Amount). The Escrow Amount shall be released in full to the relevant Participant on the earlier of:
(i)    the effective date of a termination of the Participant's Continuous Service by the relevant Affiliate or its legal successor, as the case may be, without Cause; or
(ii)    the date six (6) months after the effective date of the Change of Control.
Prior to this date, partial release of the Escrow Amount shall be made, to the extent such partial release is reasonably necessary for purposes of the settling of personal income tax, social security or pension liabilities by a Participant arising as a consequence of the transactions set out in this Article 15.
By accepting Awards, each Participant gives a power of attorney to VectivBio to exercise, sell, assign or otherwise dispose of on behalf of the Participant such Participant's Awards or of the Shares acquired upon the exercise of Options or vesting of RSU, in order to comply with and give full force and effect to the provisions of this Article 15, including, without limitation, the sale in a Change of Control transaction.
Notwithstanding the foregoing provisions of this Article 15, the Board or Plan Committee, as applicable, may provide for different provisions in a particular Award Agreement, which provisions shall be deemed to override the relevant provisions of this Article 15.
16.    Delisting, Dissolution or Liquidation
In the event of a delisting, dissolution or liquidation of VectivBio (other than in the context of a Change of Control event), VectivBio shall use commercially reasonable best efforts to purchase all vested Options and unvested Awards at Fair Market Value.

VectivBio Equity Incentive Plan 2019	14/ 34

17.    Adjustments Due to Corporate Events
In the event that the Board or the shareholders of VectivBio decide upon any corporate event (i.e., share split or reverse share split, share dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, split-off, combination, exchange of Shares, Options or rights offering to purchase Shares at a price substantially below the market value, or similar), the Board may adjust the number and kind of Shares subject to outstanding Awards and | or the Exercise Price or other terms of this Plan, the Award Agreements and | or the outstanding Awards, provided however, that (1) as a principle the Awards shall follow the destiny of the underlying securities (e.g., if shareholders exchange their Shares for shares of another parent company, the Awards will be adjusted to also relate to the shares of such new parent company), (2) the fair value of the Awards and time to realization must not be substantially impaired thereby and (3) the number of Shares subject to any Award shall always be a whole number. If deemed appropriate or required, the relevant Affiliate may also or in addition make a compensatory cash payment to a Participant.
In the event of a restructuring (which does not constitute or lead to a Change of Control) of the VectivBio group with the effect that VectivBio Holding AG is no longer the group holding company or the company listed or to be listed on a stock exchange or in case of a demerger of VectivBio or disposal of the employer Subsidiary the Board may, without additional approval or action of the Participants being required, transfer or split this Plan, including all Awards granted, to the new group holding company or company to be listed (even if such company should be organized under another jurisdiction), if the shares attributed to the Awards granted confer substantially comparable rights and time to realization as the Shares and if the fair value of the Awards is not substantially impaired without compensation. If, in case of a demerger of VectivBio, another Entity than the issuer of the Award is sold in a Change of Control, Participants shall be treated as if they (also) had Awards in the Entity sold and the Board shall give effect to the relevant adjustments.
Notwithstanding anything to the contrary in this Plan or the Award Agreement, the grant of Awards under this Plan shall in no way affect the right of VectivBio to adjust, reclassify, reorganize or otherwise change its capital or business structure, to make any offering, or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
18.    Confidentiality
The Participant shall not disclose to any third party any information on the rules of this Plan, on the amount or conditions of his Award, or on any other circumstances surrounding this Plan, in each case unless the Participant is required to do so by a competent court or administrative authority under mandatory law.
19.    No Rights of Continuous Award Grants or Continued Service
The grant of any Awards to the Participant in the future is in the sole discretion of the Board in accordance with the terms of the Plan from time to time. The establishment of this Plan, the granting of Awards pursuant to the Plan, the payment of any benefits pursuant to the Plan, or any action of VectivBio or any of its Affiliates, the Board, the Plan Committee or the Plan Administrator are not intended to and shall not be held or construed to confer upon any Participant any right (legal or otherwise) to the continued grant of Awards.

VectivBio Equity Incentive Plan 2019	15/ 34

Neither the establishment of this Plan nor the granting of Awards shall be held or construed to confer upon any Participant any right for continued employment with, or service for, VectivBio or any of its Affiliates or as a waiver of VectivBio's or the relevant Affiliate's right to terminate the employment or mandate of, or any other agreement with, the Participant at any time for any reason.
20.    Taxes and Duties
VectivBio or its relevant Affiliate shall bear all costs, taxes, social security, pension and duties that based on relevant laws and regulations are to be borne by VectivBio and its Affiliates related to the assignment, transfer and | or issue of Shares to the Participant, in particular the stamp duties levied by the Swiss Federal Tax Administration.
All taxes and duties for which the Participant is liable shall be borne by himself, in particular income or capital gain taxes, if any, in connection with the grant and vesting of Awards and the exercise of Options as well as all possible costs, taxes and duties in case of resale or further transfer of the purchased Shares. The Participant shall be responsible for the necessary declarations required under applicable tax laws.
Any Affiliate shall be entitled, in its sole discretion, to satisfy any federal, state or local tax withholding obligation, or make or withhold any contributions to social security, pensions and any other duty(ies) which an Affiliate may be required to withhold or pay as well as any other duty levied on an Affiliate in this respect, relating to an Award, its vesting, the exercise of an Option or Shares acquired under an RSU or upon exercise of an Option, or otherwise, by any of the following means (in addition to any such Affiliate's right to withhold from any compensation payable to the Participant by any Affiliate), or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Shares from any Shares issued or otherwise issuable to the Participant in connection with an Award; (iii) forfeiting outstanding Awards; (iv) selling on behalf of the Participant any of the Shares to which he | she is entitled under this Plan and retain the sale proceeds; or (v) any such other method as the Plan Committee or Plan Administrator deem appropriate; provided, in each case, that the Participant does not provide the funds to VectivBio or its relevant Affiliate if so requested as determined by VectivBio.
VectivBio and its Affiliates shall have the right to notify the tax authorities of the grant and vesting of any Award and the exercise of any Option if so required by law.
By entering into an Award Agreement, the Participant acknowledges that VectivBio and its Affiliates do not give any representations with respect to the tax treatment of the Awards or any Shares received upon vesting of an RSU or exercise of an Option or any other event or transaction relating to the Shares or Awards, and even a tax ruling is no guarantee that tax authorities may not take a different view at a later stage or in other circumstances or that applicable law or practice or changes thereof demand otherwise.
21.    Insider Provisions
Each Participant undertakes to comply with all applicable laws regarding insider trading and similar matters as well as with the policy of VectivBio trading in its securities, as amended from time to time.

VectivBio Equity Incentive Plan 2019	16/ 34

22.    Modifications and Alterations to the Plan
The Board may amend, suspend or discontinue this Plan or the Awards granted hereunder at any time. The amendment, suspension or discontinuance of this Plan shall not, without the consent of the Participant, alter or impair the rights of the Participant under any Awards previously granted to him, unless mandatory law so requires or if fairly compensated by other grants or cash payments.
Unless approved by the shareholders of VectivBio and other than in the context of a Change of Control or otherwise provided for in this Plan, repricing the Exercise Price of an Out-of-the-Money Option, or exchanging Out-of-the-Money Options for (i) a new Option with a lower exercise price, (ii) a cash payment, or (iii) any other award is not permitted.
The invalidity or non-enforceability of any term of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
23.    Country Specific Adjustments
The terms applicable to Participants in each country may vary due to local laws. Therefore, adjustments may be made where necessary or appropriate. Variations, if any, shall be made by a country specific appendix, approved by the Plan Committee and attached to this Plan.
24.    Effectiveness
This Plan was approved by the Board on November 23, 2019 and replaces the equity incentive plan approved by the Board on September 27, 2019. This Plan shall remain effective as long as Awards exist according to this Plan.
No new Awards shall be issued under this Plan following a Listing.
25.    Applicable Law and Jurisdiction
The formation, existence, construction, performance, validity and all aspects whatsoever of this Plan, any term of this Plan, any Award Agreement and any Awards granted thereunder, including any rights and obligations arising out of or in connection with the same, shall be governed by, and construed in accordance with, substantive Swiss law (with the exception of the conflict of law rules).
The exclusive place of jurisdiction for any dispute arising out of or in connection with this Plan or any Award Agreement and any Awards granted thereunder shall be Basel, Switzerland.

VectivBio Equity Incentive Plan 2019	17/ 34

VectivBio Holding AG
Thomas Woiwode
Chairman of the Board

Annex 1 to the VectivBio Equity Incentive Plan 2019	18 / 34
Annex 1
Option Agreement – Template

Option Agreement for Option granted under the VectivBio Equity Incentive Plan 2019 (Plan)

dated _____________________

by and between

[Affiliate] [address]	(hereinafter VectivBio)

and

[Name] [address]	(hereinafter the Participant)

in such Participant's function as [Employee | Consultant | Director] of [■]

Annex 1 to the VectivBio Equity Incentive Plan 2019	19 / 34
1.    Incorporation of the Plan by Reference
The Plan, as amended by the Board from time to time, is hereby incorporated in this Option Agreement by reference. Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the same meaning as in the Plan. A copy of the Plan as in effect on the Grant Date is attached hereto as Exhibit A.
2.    Grant of Options
The Company hereby grants to the Participant [■] Options, subject to the terms and conditions set out in the Plan and in this Option Agreement.
3.    Terms

Grant Date:	[■]

Vesting Commencement Date:	[■]

Vesting Period and vesting terms:
[■] [Example of wording for "existing" Participants:
The Options shall vest |||||||||||| in |||||||||||||||||||| equal installments (i.e., [■] Options for each installment) starting on the date which is |||||||||||| months after the Vesting Commencement Date.
or (if the number of Options may not be divided by ||||):
1.[■] Options shall vest on the date which is |||||||| |||| months after the Vesting Commencement Date; and
2.the remainder shall vest |||||||||||| in |||||||||||||||| equal installments (i.e., [■] Options for each installment) starting on the date which is |||||||||||| months after the Vesting Commencement Date.
Example of wording for "new" Participants:
1.One |||||||||||| of the Options (i.e., [■] Options) shall vest on the |||||||| anniversary of the Vesting Commencement Date; and
2.the remainder shall vest |||||||||||| in |||||||||||||||| equal installments (i.e., [■] Options for each installment) starting on the date which is |||||||||||||||| months after the Vesting Commencement Date.]

Annex 1 to the VectivBio Equity Incentive Plan 2019	20 / 34

Exercise Price:	[CHF ||||||||]

Exercise Period:	[Expires on the |||||||| anniversary of Grant Date]
4.    Exercise
To the extent that a Plan Administrator shall provide for an electronic exercise or the Plan provides for an automatic or deemed exercise of Options, the Participant hereby exercises his I her Options in writing, but with effect as of his | her electronic exercise or the relevant automatic or deemed exercise.
5.    Acknowledgement of Participant
The Participant acknowledges and agrees that he | she has read and understood the terms of the Plan, which he | she fully and unconditionally accepts. In particular, without limitation, the Participant hereby adheres to the Shareholders Agreement with effect of the acquisition of Shares upon exercise of Options. In addition, the Participant agrees to sign an accession declaration to the Shareholders Agreement if so requested by VectivBio.
6.    Conflicts
In case of conflicts between the terms of the Plan and this Option Agreement, the provisions of this Option Agreement shall prevail, safe for the terms and conditions pursuant to Article 17 of the Plan.
7.    Applicable Law and Jurisdiction
The formation, existence, construction, performance, validity and all aspects whatsoever of this Option Agreement and the Options granted hereunder, including any rights and obligations arising out of or in connection with the same, shall be governed by, and construed in accordance with, substantive Swiss law (with the exception of the conflict of law rules).
The exclusive place of jurisdiction for any dispute arising out of or in connection with this Option Agreement and the Options granted hereunder shall be Basel, Switzerland.
[Remainder of the page intentionally left blank]
[Signatures on the next page]

Annex 1 to the VectivBio Equity Incentive Plan 2019	21 / 34

[Name of Affiliate]

[name]
[function]

Participant

[name]
[function]
[Signature page to the RSU Agreement]

Annex 2 to the VectivBio Equity Incentive Plan 2019	22 / 34
Annex 2
RSU Agreement – Template

RSU Agreement for RSU granted under the VectivBio Equity Incentive Plan 2019 (Plan)

dated _____________________

by and between

[Affiliate] [address]	(hereinafter VectivBio)

and

[Name] [address]	(hereinafter the Participant)

in such Participant's function as [Employee | Consultant | Director] of [■]

Annex 2 to the VectivBio Equity Incentive Plan 2019	23 / 34
1.    Incorporation of the Plan by Reference
The Plan, as amended by the Board from time to time, is hereby incorporated in this RSU Agreement by reference. Unless otherwise defined herein, capitalized terms used in this RSU Agreement shall have the same meaning as in the Plan. A copy of the Plan as in effect on the Grant Date is attached hereto as Exhibit A.
2.    Grant of RSU
The Company hereby grants to the Participant [■] RSU, subject to the terms and conditions set out in the Plan and in this RSU Agreement.
3.    Terms

Grant Date:	[■]

Vesting Commencement Date:	[■]

Vesting Period and vesting terms:
[■] [Example of wording for" existing" Participants:
The RSU shall vest |||||||||||| in |||||||||||||||||||| equal installments (i.e., [■] RSU for each installment) starting on the date which is |||||||||||| months after the Vesting Commencement Date.
or (if the number of RSU may not be divided by ||||):
3.[■] RSU shall vest on the date which is |||||||||||| months after the Vesting Commencement Date; and
4.the remainder shall vest |||||||||||| in |||||||||||||||| equal installments (i.e., [■] RSU for each installment) starting on the date which is |||||||| months after the Vesting Commencement Date.
Example of wording for "new" Participants:
3.One |||||||||||| of the RSU (i.e., [■] RSU) shall vest on the |||||||| anniversary of the Vesting Commencement Date; and
4.the remainder shall vest |||||||||||||||| in |||||||||||||||| equal installments (i.e., [■] RSU for each installment) starting on the date which is |||||||||||||||||||| months after the Vesting Commencement Date.]

Annex 2 to the VectivBio Equity Incentive Plan 2019	24 / 34
4.    Acknowledgement of Participant
The Participant acknowledges and agrees that he | she has read and understood the terms of the Plan, which he | she fully and unconditionally accepts. In particular, without limitation, the Participant hereby adheres to the Shareholders Agreement with effect of the acquisition of Shares upon vesting of RSU. In addition, the Participant agrees to sign an accession declaration to the Shareholders Agreement if so requested by VectivBio.
5.    Conflicts
In case of conflicts between the terms of the Plan and this RSU Agreement, the provisions of this RSU Agreement shall prevail, safe for the terms and conditions pursuant to Article 17 of the Plan.
6.    Applicable Law and Jurisdiction
The formation, existence, construction, performance, validity and all aspects whatsoever of this RSU Agreement and the RSU granted hereunder, including any rights and obligations arising out of or in connection with the same, shall be governed by, and construed in accordance with, substantive Swiss law (with the exception of the conflict of law rules).
The exclusive place of jurisdiction for any dispute arising out of or in connection with this RSU Agreement and the RSU granted hereunder shall be Basel, Switzerland.
[Remainder of the page intentionally left blank]
[Signatures on the next page]

Annex 2 to the VectivBio Equity Incentive Plan 2019	25 / 34

[Name of Affiliate]

[name]
[function]

Participant

[name]
[function]
[Signature page to the RSU Agreement]

Annex 2 to the VectivBio Equity Incentive Plan 2019	26 / 34
RSU Agreement – Template – U.S. Participants
RSU Agreement

for RSU granted under the VectivBio Equity Incentive Plan 2019 (Plan)

dated _____________________

by and between

[Affiliate] [address]	(hereinafter VectivBio)

and

[Name] [address]	(hereinafter the Participant)

in such Participant's function as [Employee | Consultant | Director] of [■]

Annex 2 to the VectivBio Equity Incentive Plan 2019	27 / 34
1.    Incorporation of the Plan by Reference
The Plan, as amended by the Board from time to time, is hereby incorporated in this RSU Agreement by reference. Unless otherwise defined herein, capitalized terms used in this RSU Agreement shall have the same meaning as in the Plan. A copy of the Plan as in effect on the Grant Date is attached hereto as Exhibit A.
2.    Grant of RSU
The Company hereby grants to the Participant [■] RSU, subject to the terms and conditions set out in the Plan and in this RSU Agreement.
3.    Terms

Grant Date:	[■]

Vesting Commencement Date:	[■]

Liquidity Event Deadline:	[■][2]

Expiration Date:
The Expiration Date for an RSU depends on whether the Service-Based Requirement has been satisfied with respect to that particular RSU. Where the Service-Based Requirement for a particular RSU has not been satisfied, the Expiration Date is the earlier of: (i) the Liquidity Event Deadline or (ii) the date of termination of the Participant’s Continuous Service. Where the Service-Based Requirement for a particular RSU has been satisfied, the Expiration Date is the Liquidity Event Deadline. All RSU that do not become Vested RSU (as defined below) on or before the applicable Expiration Date will be immediately forfeited to the Company upon expiration at no cost to the Company.

Vesting Period and vesting terms:
The Participant will receive a benefit with respect to an RSU only if it vests. Except as explicitly set forth below, two vesting requirements must be satisfied on or before the applicable Expiration Date specified above in order for an RSU to vest — a time and service-based requirement (the Service-Based Requirement) and the Liquidity Event Requirement (both as described below). An RSU shall actually vest (and therefore become a Vested RSU) on the first date upon which both the Service-Based Requirement

2      This date should be no later than |||| years from the Grant Date; to be discussed, and accountants to be consulted. If a potential Listing or Change of Control becomes more likely in the future, the maximum term for future awards may decrease to e.g. five years.

Annex 2 to the VectivBio Equity Incentive Plan 2019	28 / 34

and the Liquidity Event Requirement are satisfied with respect to that particular RSU (the Vesting Date).
The Liquidity Event Requirement will be satisfied as to any then-outstanding RSU on the first to occur of: (1) a Change of Control; or (2) the effective date of a registration statement of the Company filed under either the United States Securities Act of 1933, as amended (the Securities Act) or the analogous laws of a jurisdiction other than the United States, for the sale of the Company's Shares.
Notwithstanding any provision of the Plan, including the provisions of Article 13 thereof, the Participant is not required to be in Continuous Service through the date on which the Liquidity Event Requirement is met in order for the Liquidity Event Requirement to be considered to have been met. If the Participant’s Continuous Service terminates for any reason (including by reason of involuntary termination, resignation, retirement, mutual agreement or termination by reason of death or Disability), other than a termination for Cause, the Participant will retain any RSU that have met the Service-Based Requirement as of such termination of Continuous Service until the earlier of the Liquidity Event Deadline or the date on which the RSU becomes a Vested RSU pursuant to the terms set forth in this RSU Agreement. If the Participant’s Continuous Service terminates for Cause, the Participant shall immediately forfeit all RSU at no cost to the Company, and shall have no further rights with respect thereto.

The Service-Based Requirement will be satisfied in installments as follows: |||||||||||| of the RSU will meet the Service-Based Requirement on the |||||||| |||||||||||||||| Vesting Date (as defined below) following the Vesting Commencement Date, with the remainder meeting the Service-Based Requirement in equal |||||||||||| installments on the next |||||||||||| |||||||||||||||| Vesting Dates, in each case assuming the Participant's Continuous Service through each such date. |||||||||||||||| Vesting Date means |||||||||||||||| |||||||||||||||||||||||||||| and |||||||||||||||||||||||| of each year, provided that if such date falls on a weekend or holiday, the |||||||||||||||| Vesting Date shall be the first business day after such date. Notwithstanding the foregoing, upon the occurrence of a Change of Control, the Service-Based Requirement shall be deemed to have been met in full, so long as the Participant has been in Continuous Service through the date of such Change of Control. For the

Annex 2 to the VectivBio Equity Incentive Plan 2019	29 / 34

avoidance of doubt, once the Participant's Continuous Service ends, no additional RSU will be eligible to meet the Service-Based Requirement.

If an RSU vests as provided for above, the Company will deliver one Share (or its cash equivalent, at the discretion of the Company) for each Vested RSU. The Shares (or cash, as the case may be) will be issued in accordance with the terms set forth below.

4.    Acknowledgement of Participant
The Participant acknowledges and agrees that he | she has read and understood the terms of the Plan, which he | she fully and unconditionally accepts. In particular, without limitation, the Participant hereby adheres to the Shareholders Agreement with effect of the acquisition of Shares upon vesting of RSU. In addition, the Participant agrees to sign an accession declaration to the Shareholders Agreement if so requested by VectivBio.
5.    Conflicts
In case of conflicts between the terms of the Plan and this RSU Agreement, the provisions of this RSU Agreement shall prevail.
6.    Applicable Law and Jurisdiction
The formation, existence, construction, performance, validity and all aspects whatsoever of this RSU Agreement and the RSU granted hereunder, including any rights and obligations arising out of or in connection with the same, shall be governed by, and construed in accordance with, substantive Swiss law (with the exception of the conflict of law rules).
The exclusive place of jurisdiction for any dispute arising out of or in connection with this RSU Agreement and the RSU granted hereunder shall be Basel, Switzerland.
7.    Additional U.S. Provisions
7.1    Date of Issuance
Notwithstanding any other provision hereof, the Company reserves the right to issue the Participant the cash equivalent of Shares, in part or in full satisfaction of the delivery of Shares in connection with the vesting of the RSU, and, to the extent applicable, references in this Agreement to Shares issuable in connection with the RSU will include the potential issuance of the cash equivalent pursuant to such right.
The issuance of Shares in respect of the RSU is intended to comply with United States Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of tax withholding obligations (the Withholding Obligation), in the event one or more RSU vests, the Company shall issue to the Participant one (1) Share for each RSU that vests on the applicable vesting date(s). Each issuance date determined by this

Annex 2 to the VectivBio Equity Incentive Plan 2019	30 / 34
paragraph is referred to as an Original Issuance Date. If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(a)    the Original Issuance Date does not occur (1) during an "open window period" applicable to the Participant, as determined by the Company in accordance with the Company's then-effective policy on trading in Company securities, or (2) on a date when the Participant is otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the Exchange Act) and was entered into in compliance with the Company's policies (a 10b5-1 Arrangement)), and
(b)    either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding Shares from the Shares otherwise due, on the Original Issuance Date, to the Participant under this RSU, and (B) not to permit the Participant to enter into a "same day sale" commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit the Participant to pay the Participant's Withholding Obligation in cash,
(c)    then the Shares that would otherwise be issued to the Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when the Participant is not prohibited from selling Shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of the Participant's taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under this RSU are no longer subject to a "substantial risk of forfeiture" within the meaning of Treasury Regulations Section 1.409A-1(d).
Notwithstanding the foregoing provisions of this Section 7.1, and notwithstanding the provisions of Article 15 of the Plan relating to the holding of proceeds in escrow in connection with a Change of Control and the delayed settlement of such proceeds (the Escrow Provisions), the Escrow Provisions (a) shall not apply to any RSU that have met the Service-Based Requirement as of immediately prior to the Change of Control; and (b) shall apply to RSU that have not met the Service-Based Requirement as of immediately prior to the Change of Control, except that clause (ii) of the Escrow Provisions shall be deemed to refer to the earlier of (A) the date six (6) months after the effective date of the Change of Control and (B) March 15 of the year following the year in which the Change of Control occurs.
7.2    Responsibility for Taxes
The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (Tax-Related Items) is and remains the Participant's responsibility (in the event of death, the Participant's heirs) and may exceed the amount actually withheld by the Company. The Company and/or any Affiliate shall withhold taxes upon vest and/or sale according to the requirements under applicable laws, rules, and regulations, including withholding taxes at source.

Annex 2 to the VectivBio Equity Incentive Plan 2019	31 / 34
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Participant's employer (if not the Company) to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Participant by the Company or the Participant's employer; (ii) causing the Participant to tender a cash payment; (iii) entering on the Participant's behalf (pursuant to this authorization without further consent) into a "same day sale" commitment with a broker dealer that is a member of the Financial Industry Regulatory Authority (a FINRA Dealer) whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered under the RSU to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates; or (iv) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the RSU with a Fair Market Value (measured as of the date Shares are issued to the Participant or, if and as determined by the Company, the date on which the Tax-Related Items are required to be calculated) equal to the amount of such Tax-Related Items. The Company does not guarantee that the Participant will be able to satisfy any Tax-Related Items through any of the methods described in the preceding sentence and in all circumstances the Participant remains responsible for timely and fully satisfying the Tax-Related Items. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested portion of the RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Related Items. The Participant will not be entitled to receive from the Company any shares issued upon vesting of the RSU, prior to the full payment of any tax.
7.3    Investment Representations
In connection with the Participant's acquisition of the Shares under the RSU, the Participant represents to the Company the following:
(a)    The Participant is aware of the Company's business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Participant is acquiring the Shares for investment for the Participant's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.
(b)    The Participant understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Participant's investment intent as expressed in this Agreement.
(c)    The Participant further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available. The Participant further acknowledges and understands that the Company is under no obligation to register the Shares. The Participant understands that the certificate evidencing the Shares (if any) will be imprinted with a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Company.

Annex 2 to the VectivBio Equity Incentive Plan 2019	32 / 34
(d)    The Participant is familiar with the provisions of Rules 144 and 701 under the Securities Act, as in effect from time to time, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the securities exempt under Rule 701 may be sold by the Participant 90 days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 and the Lock-Up Period agreement described below.
(e)    In the event that the sale of the Shares does not qualify under Rule 701 at the time of issuance, then the Shares may be resold by the Participant in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company; and (ii) the resale occurring following the required holding period under Rule 144 after the Participant has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.
(f)    The Participant further understands that at the time the Participant wishes to sell the Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public current information requirements of Rule 144 or 701, and that, in such event, the Participant would be precluded from selling the Shares under Rule 144 or 701 even if the minimum holding period requirement had been satisfied.
(g)    The Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the RSU. The Participant acknowledges and agrees that the Participant has reviewed the documents provided to the Participant in relation to the RSU in their entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the RSU, and fully understands all provisions of such documents
(h)     By acquiring Shares under the RSU, the Participant agrees that the Participant will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by the Participant, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company request or as necessary to permit compliance with FINRA Rule 2241 and similar or successor regulatory rules and regulations (the Lock-Up Period); provided, however, that nothing contained in this paragraph will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. The Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. The Participant also agrees that any transferee of any Shares (or other securities of the Company held by the Participant will be bound by this paragraph. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Participant's Shares until the end of such period. The underwriters of the Company's Shares are intended third party beneficiaries of this paragraph and will have the right, power

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and authority to enforce the provisions of this paragraph as though they were a party to this Agreement.
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[Signatures on the next page]

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[Name of Affiliate]

[name]
[function]

Participant

[name]
[function]
[Signature page to the RSU Agreement]